Exhibit 3.19

TO THE SUPERIOR COURT OF SAID COUNTY

The petition of R. Berl Elder, Mrs. Elsie L. Darling, and A. L. Mullins respectfully shows:

1.

That they desire to be incorporated under the name of ELECTRICAL ENGINEERS OF MACON, INC.

2.

The object of said corporation is pecuniary gain and profit. The general nature of the business to be carried on by said corporation is that of general electrical and communicative engineering. Said corporation shall have the right to do electrical, communicative, and engineering work of all kinds; to construct, lay, establish, engineer, design, repair, and maintain communication systems, lighting systems, and power transmission systems of all kinds; to dig ditches; to buy, sail at wholesale or retail, manufacture, distribute, install, and otherwise deal in electrical, communicative, and engineering supplies and equipment of all kinds; to construct buildings and do such other general construction work as may be necessary to carry out the above purposes; and to engage in any work, service or pursuit in any manner ancillary to or in aid of its general objects as above stated.

3.

Petitioners desire that said corporation be vested with all the rights and powers now or hereafter given to do any and all things which may be needful or proper in the operation of the above described business; and that said corporation have all the powers enumerated in Sections 22-1827 and 22-1828, Georgia Cods Annotated, and such powers as may hereafter be given by law.

4.

Without in any way limiting the above described powers, the corporation shall also have the power to amend, alter, change or repeal any provision of its charter in form or substance upon the vote of two-thirds of its outstanding common stock; to enter into guaranties and endorsements, and to act as surety, whether the corporation has any direct interest in the subject matter or not; to enter into contracts of co-partnership with individuals and corporations; and, generally and without any limitation or restriction whatsoever, to hold, purchase, own, deal in, mortgage or convey real estate and personal property in this state and in any other state.

5.

The maximum number of shares of stock shall be twenty five hundred (2500) with par value of ten dollars ($10.00), and the minimum number of shares of stock shall be one hundred (100) shares with par value of ten dollars ($10.00). However, the amount of capital with which the corporation shall begin business shall be Thirty Four Hundred Dollars ($3400.00), in cash or property or a combination of the two.

The corporation shall have the power, from time to time and without charter amendment, upon a two-thirds vote of the outstanding common stock, to increase or decrease its capital stock within the maximum or the minimum limitations hereinbefore provided in this charter; and, in so increasing its capital to within the authorized maximum, the corporation may at the same time and by the same vote provide the type of, whether common or preferred, and the rights, privileges and immunities of, such additional stock.

6.

Petitioners show that the principal office of said corporation is to be in Bibb County, Georgina, with the right to establish branch officers elsewhere, within or without this state, and that they desire that a charter be granted for a period of thirty-five (35) years with the right of renewal as provided by law.

7.

The Post Office address of each of the applicants is Macon, Georgia.

8.

Petitioners further desire that by-laws of the corporation shall be adopted by the common stockholders, and such by-laws shall provide for the officers of the corporation the manner of their selection, and such other rules appropriate to by-laws which have as their purpose the control and management of the corporation, including provisions whereby the by-laws may be amended.

9.

Petitioners present herewith a certificate of the Secretary of State showing that said proposed corporation is not the name of any other corporation now registered in that office.

WHEREFORE, petitioners pray to be incorporated under the name and style aforesaid with all the rights, powers, privileges, and immunities herein set forth, and such additional rights, powers and privileges as may be necessary, proper or incident to the conduct of the business aforesaid, and as may be inherent in or allowed to like corporations under the laws of the State of Georgia as they now exist or may hereafter exist.

ORDER OF JUDGE GRANTING CHARTER

The foregoing petition of R. Berli holder, Mrs. Elsie L. Darling, and A. L. Mullins, to be incorporated under the name of ELECTRICAL ENGINEERS OF MACON, INC., has been duly presented to be, and read and considered; and it appearing that said petition is within the purview and intention of the laws of this State applicable thereto; and it further appearing that all of said laws have been fully complied with;

IT IS THEREUPON CONSIDERED, ORDERED AND ADJUDGED that said petition be and the same is hereby granted; and petitioners, their associates, successors and assigns, are hereby incorporated and made a body politic under the name and style of ELECTRICAL ENGINEERS OF MACON, INC. for and during the period of thirty-five (35) years, with the privilege of renewal at the expiration of that time, and with all the rights, powers, privileges and immunities mentioned in said application, and with such additional rights, powers, privileges and immunities as are provided by the laws of Georgia as they now exist or may hereafter exist.

This the 31st day of March, 1954.

GEORGIA, BIBB COUNTY

TO THE SUPERIOR COURT OF SAID COUNTY;

The petition of Electrical Engineers of Macon, Inc., respectfully shows:

1.

Petitioner, whose principal office is in Bibb County, Georgia, was incorporated by this Court on March 31, 1954.

2.

Petitioner desires to have its charter amended to change its corporate name to “ENGINEERING ASSOCIATES, INC.”

3.

Petitioner presents herewith a certificate of the Secretary of State shewing that the proposed new name is not the name of any other corporation now registered in that office and a certificate as to a resolution of the stockholders authorizing this amendment.

WHEREFORE petitioner prays that its charter be amended accordingly.

RESOLUTION OF STOCKHOLDERS

I, Elsie L. Darling, Secretary of the Electrical Engineers of Macon, Inc., do hereby certify that at a regularly held meeting of the stockholders of the Electrical Engineers of Macon, Inc., on January 20, 1956, a resolution was adopted by the unanimous vote of all the outstanding stock of said corporation that this charter be amended so as to change the name of said corporation to “ENGINEERING ASSOCIATES, INC.”

IN WITNESS WHEREOF, I have hereunto set my hand and the official seal of ELECTRICAL ENGINEERS OF MACON, INC., this 19th day of April, 1956.